SEK 2,000,000,000
LOAN AGREEMENT
dated 17 September 2014
for
MEDA AB (PUBL)
as Borrower
with
AB SVENSK EXPORTKREDIT (PUBL)
as Lender

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Schedules
1.	Conditions Precedent to Utilisation	23
2.	Form of Utilisation Request	24
3.	Financial Covenants	25
4.	Form of Compliance Certificate	29

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THIS LOAN AGREEMENT (the “Agreement”) is dated 17 September 2014 and made between:
(1)    MEDA AB (PUBL), reg. no 556427-2812, as borrower (the “Borrower”); and
(2)    AB SVENSK EXPORTKREDIT (PUBL) as lender (the “Lender”).
IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement:
“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, tiling, notarisation or registration.
“Availability Period” means the period from and including the date of this Agreement to and including 31 December 2014.
“Break Costs” means the amount (if any) by which: the interest which the Lender should have received for the period from the date of receipt of all or any part of a Loan to the date of scheduled repayment in respect of that Loan, had the principal amount received been paid on the date of scheduled repayment in respect of that Loan; exceeds:
the amount which the Lender would be able to obtain by placing an amount equal to the principal amount received by it on deposit with a leading bank in the Stockholm interbank market for a period starting on the Business Day following receipt or recovery and ending on the date of scheduled repayment in respect of that Loan.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Stockholm.
“Change of Control” means in relation to the Borrower,

(a)
an event or series of events resulting in one person or several persons who either (i) are, in respect of individuals, related, (ii) are, in respect of legal entities, members of the same group or (iii) who act or have agreed to act in concert, acquiring shares representing more than 50 (Fifty) per cent of the votes in the Borrower or otherwise establishing control over more than 50 (Fifty) per cent of the votes in the Borrower, or

(b)	the shares of the Borrower are de-listed from the Nasdaq OMX Nordic Exchange.
“Commitment” means SEK 2,000,000,000 (two billion Swedish kronor) to the extent not cancelled or reduced by the Lender under this Agreement.
“Corruption” means the offering, promising or giving of any pecuniary or other advantages to a public official, to influence the official to act or refrain from acting in relation to official duties with the purpose of obtaining or retaining business or other improper advantage.

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“Dangerous Materials” means any element or substance, whether consisting of gas, liquid, solid or vapour, identified by any Environmental Law to be, to have been, or to be capable of being or becoming, harmful to mankind or any living organism or damaging the Environment.
“Default” means an Event of Default or any event or circumstance specified in Clause 19 (Events of Default) which would (with the expiry of a grace period or the giving of notice) be an Event of Default.
“Environment” means all or any of the following media; air (including air within buildings or other structures and whether above or below ground); land (including buildings and any other structures or erections in, or under it and any soil and anything below the surface or land); land covered with water, and water (including sea, ground and surface water).
“Environmental Law” means any applicable law or regulation which relates to (i) the pollution or protection of the environment, (ii) harm to or the protection of human health, (iii) the conditions of the workplace, or (iv) any hazardous emission or substance (including waste).
“Event of Default” means any event or circumstance specified as such in Clause 18.9(a) (Events of Default).
“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).
“Financial Indebtedness” means any indebtedness for or in respect of (i) moneys borrowed, (ii) finance or capital leases, (iii) receivables sold or discounted (other than on a non-recourse basis), (iv) other transactions having the commercial effect of borrowings, (v) the marked to market value of any derivative transactions, (vi) any counter-indemnity obligations in respect of guarantees or other instruments issued by a bank or financial institution, and (vii) liabilities in respect of guarantees or indemnities for any of the obligations referred to in items (i) to (vi).
“GAAP” means generally accepted accounting principles, standards and practices in Sweden.
“Group” means the Borrower and its Subsidiaries from time to time, and “Group Company” means any member of the Group.
“Increased Costs” means (i) a reduction in the rate of return from the Facility or on the Lender’s overall capital, (ii) an additional or increased cost or (iii) a reduction of any amount due and payable under this Agreement, which, in each case, is incurred or suffered by the Lender to the extent that it is attributable to the Lender having entered into its Commitment or funding or performing its obligations under this Agreement.
“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.4 (Default interest).
“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.
“Margin” means 1.90 per cent. per annum.

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“Material Adverse Effect” means a material adverse effect on or material adverse change in:

(a)	the consolidated financial condition or business or assets of the Group as a whole; or

(b)	the ability of the Borrower to perform and comply with its obligations under this Agreement or with the financial covenants in Schedule 3 (Financial Covenants).
“Original Financial Statements” means, in relation to the Borrower, its audited financial statements for the financial year ended 2013.
“Party” means a party to this Agreement.
“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Stockholm interbank market in which case the Quotation Day will be determined by the Lender in accordance with market practice in that interbank market (and if quotations would normally be given by leading banks in that interbank market on more than one day, the Quotation Day will be the last of those days).
“Reference Banks” means Nordea Bank AB (publ), Svenska Handelsbanken AB (publ) and Skandinaviska Enskilda Banken AB (publ) and any other banks as may be appointed by the Lender after consultation with the Borrower.
“Screen Rate” means the percentage rate per annum for the relevant period, displayed on the Reuters page SIOR. If the agreed page is replaced or the service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower.
“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
“STIBOR” means, in relation to any Loan or Unpaid Sum

(a)	the applicable Screen Rate: or

(b)
(if no Screen Rate is available for SEK for the Interest Period of that Loan or Unpaid Sum) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request quoted by the Reference Banks to leading banks in the Stockholm interbank market, as of 11.00 a.m. (Stockholm time) on the Quotation Day for the offering of deposits in SEK for a period comparable to the Interest Period of that Loan or Unpaid Sum and, if any such rate is below zero, STIBOR will be deemed to he zero.
“Subsidiary” means, in relation to any person, any Swedish or foreign legal entity (whether incorporated or not), which at any time is a subsidiary (dotterföretag) to such person, directly or indirectly, as defined in the Companies Act (Aktiebolagslagen).
“Swedish Kronor” or “SEK” means the lawful currency of Sweden.

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“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure by the Borrower to pay or any delay by the Borrower in paying any of the same).
“Termination Date” means the date falling three (3) years after the Utilisation Date.
“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under this Agreement.
“Utilisation” means the utilisation of the Facility.
“Utilisation Date” means the date of the Utilisation, being the date on which the Loan is to be made.
“Utilisation Request” means a notice substantially in the form set out in Schedule 2 (Form of Utilisation Request).

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Lender”, the “Borrower” or any “Party” shall be construed so as to include its successors in title, permitted assignees and permitted transferees;

(ii)
a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(iii)	and on a provision of law is a reference to that provision as amended or reenacted.

(b)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

2.	THE FACILITY
Subject to the terms of this Agreement, the Lender makes available to the Borrower a term loan facility in an aggregate amount equal to the Commitment.

3.	PURPOSE
The Borrower shall apply all amounts borrowed by it under the Facility towards general corporate purposes.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent
The Borrower may not deliver a Utilisation Request unless the Lender has received, or is reasonably satisfied that it will receive, all of the documents and other evidence listed in Schedule 1 (Conditions precedent to Utilisation) in form and substance satisfactory to the Lender. The Lender shall notify the Borrower promptly upon being so satisfied.

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4.2	Further conditions precedent
The Lender will only be obliged to make a Loan available if on the date of the Utilisation Request and on the proposed Utilisation Date (i) no Default is continuing or would result from the proposed Loan and (ii) each of the representations set out in Clause 16 (Representations) to be made by the Borrower are true in all material respects.

5.	UTILISATION

5.1	Delivery of a Utilisation Request
The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than 10.00 a.m. (Stockholm time) three (3) Business Days before the proposed Utilisation Date.

5.2	Utilisations
Only one Utilisation Request may be delivered under this Agreement.

5.3	Completion of a Utilisation Request
A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless it has been duly signed on behalf of the Borrower, the proposed Utilisation Date is a Business Day within the Availability Period and it complies with the terms of this Agreement.

6.	REPAYMENT
The Borrower shall repay the Loan in full on the Termination Date. The Borrower may not reborrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality
If it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain a Loan:

(a)	the Lender shall promptly notify the Borrower upon becoming aware of that event:

(b)	upon the Lender notifying the Borrower, the Commitment will be immediately cancelled; and/or

(c)
the Borrower shall repay all Loans on the last day of the Interest Period occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower.

7.2	Change of Control
If a Change of Control occurs:

(a)	the Borrower shall promptly notify the Lender upon becoming aware of that event. The Lender may for a period of 30 days from the date of receipt of any such notice from the

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Borrower, negotiate with the Borrower with a view to agreeing terms and conditions acceptable to the Borrower and the Lender for continuing the Facility. Any agreement in writing between the Lender and the Borrower reached within 30 days after notice from the Borrower shall take effect in accordance with its terms.

(b)
If no such agreement as is referred to in paragraph (a) above is reached within that 30 day period, the Lender may, cancel the Commitment and declare all Loans, together with accrued interest, and all other amounts accrued under this Agreement due and payable on a Business Day not less than 30 days after such notice, whereupon the Commitment will be cancelled and all such outstanding amounts will become due and payable on a Business Day not less than 30 days after such notice.

7.3	Automatic cancelation
Any part of the Commitment not utilised hereunder before the expiry of the Availability Period shall be automatically cancelled at close of business on such expiry.

7.4	Voluntary prepayment
The Borrower may, if it gives the Lender not less than five (5) Business Days’ prior notice, prepay the whole or any part of the Loan on the next interest payment date, but, if in part, being an amount that reduces the amount of the Loan by a minimum of SEK 50,000,000.

7.5	Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with (i) accrued interest on the amount prepaid and (ii) Break Costs payable pursuant to Clause 13.1.

(c)
If any part of the Commitment is cancelled the Borrower shall within five (5) Business Days demand by the Lender compensate the Lender for any costs that the Lender incurs (including but not limited to any loss of interest and costs related to the unwinding of swaps) due to the fact that the Lender’s funding of the Commitment (or part thereof) is not being utilised by the Borrower.

(d)	The Borrower may not reborrow any part of the Facility which is prepaid.

(e)	No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

8.	INTEREST

8.1	Calculation of interest
The rate of interest on the Loans for each Interest Period is the percentage rate per annum which is the aggregate of:

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(a)	the Margin; and

(b)	STIBOR.

8.2	Changes to the calculation of interest
If (i) at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and the Lender is unable to provide a quotation to determine STIBOR for the relevant Interest Period or (ii) the cost to the Lender of obtaining matching deposits in the Stockholm interbank market would be in excess of STIBOR, then the rate of interest on the Loan for that Interest Period shall be the percentage rate per annum which is the sum of the Margin and the rate notified to the Borrower by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding the Loan from whatever source it may reasonably select.

8.3	Payment of interest
The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period.

8.4	Default interest
If the Borrower fails to pay any amount payable by it under this Agreement on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is the sum of two (2) per cent. and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this Clause 8.4 shall be immediately payable by the Borrower on demand by the Lender. Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.	FEES
The Borrower shall on the earlier to occur of the Utilisation Date and the last day of the Availability Period pay to the Lender an arrangement fee of SEK 4,800,000. If the arrangement fee is paid on the Utilisation date, payment shall be made by way of the Lender deducting such amount from the utilisation of the Loan.

10.	INTEREST PERIODS

(a)	The Interest Period for the Loan is three (3) months or any other period agreed between the Borrower and the Lender.

(b)	The first Interest Period shall start on the Utilisation Date and subsequent Interest Periods shall start on the last day of its preceding Interest Period.

(c)	An Interest Period shall not extend beyond the Termination Date. If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will

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instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not)

11.	TAX GROSS UP AND INDEMNITIES

11.1	Tax gross-up

(a)
The Borrower shall make all payments to be made by it without any deduction or withholding for or on account of Tax (“Tax Deduction”) from a payment under this Agreement, unless a Tax Deduction is required by law.

(b)
The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower on becoming so aware in respect of payment payable to the Lender.

(c)
If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from it shall he increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

11.2	Tax indemnity

(a)
The Borrower shall, within three (3) Business Days of demand, pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by it in respect of this Agreement.

(b)
Clause 11.2(a) shall not apply with respect to any Tax assessed on the Lender under the laws of the jurisdiction(s) in which the Lender is incorporated and/or resident for Tax purposes, if that Tax is calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender, or to the extent a loss, liability or cost is compensated for by an increased payment under Clause 11.1 (Tax gross-up).

11.3	Value added tax

(a)
All amounts set out, or expressed to be payable under this Agreement by the Borrower to the Lender which (in whole or in part) constitute the consideration for the purposes of value added tax or any other tax of a similar nature (“VAT”) shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (I.)) below, if VAT is chargeable on any supply made by the Lender to the Borrower, the Borrower shall pay to the Lender (in addition to and at the same time as paying the consideration for such supply) an amount equal to the amount of the VAT (if any) charged thereon.

(b)
Where this Agreement requires the Borrower to reimburse the Lender for any costs or expenses, the Borrower shall also at the same time pay and indemnify the Lender against all VAT incurred by the Lender in respect of the costs or expenses to the extent that the Lender reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the VAT.

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11.4	Tax Credit
If the borrower makes a tax payment and the lender determines (in its absolute discretion) that tax credit is attributable to that tax payment and the lender has obtained, utilised and retained that tax credit, the lender shall pay an amount to the borrower which the lender determines will leave it (after that payment) in the same after-tax position as it would have been in, had the tax payment not been required to be made by the borrower.

12.	INCREASED COSTS

12.1
The Borrower shall, within three (3) Business Days of a demand by the Lender, pay to the Lender the amount of any Increased Costs incurred by the Lender as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

12.2	Clause 12.1 does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by the Borrower;

(b)	compensated for by Clause 11 (Tax Gross Up and Indemnities) (or would have been compensated for, but was not so compensated solely because any of the exclusions in Clause 11.2(b) applied);

(c)	attributable to the negligent breach by the Lender or its affiliates of any law or regulation; or

(d)
attributable to the implementation or application of or compliance with the “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in 16 December 2010 in the form existing on the date of this Agreement (“Basel III”) or any other law or regulation which implements Basel III (whether such implementation, application or compliance is by a government, regulator, Lender or any of its Affiliates) as a result of any requirement of Basel III.

12.3	Increased Cost Claims
The Lender intending to make a claim pursuant to Clause 12.1 (Increased Costs) shall promptly notify the Borrower of the event giving rise to the claim.
The Lender shall, together with its demand, provide a certificate conforming the amount and basis of calculation of its Increased Costs, such certificate being undisputed and conclusive evidence in the form and contents as provided by the Lender.

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13.    OTHER INDEMNITIES

13.1	Break Costs
The Borrower shall, within five (5) Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of a Loan being paid by the Borrower on a day other than the scheduled date of repayment for that Loan.

13.2	Currency indemnity

(a)
Swedish Kronor is the currency of account and payment for any sum due from the Borrower under this Agreement, except that a repayment of a Loan or Unpaid Sum or a payment of interest thereon shall be made in the currency in which that Loan or Unpaid Sum is denominated and that each payment in respect of costs, expenses or Taxes shall be made in the currency in which they are incurred. The Borrower waives any right it may have to pay any amount under this Agreement in a currency other than that in which it is expressed to be payable.

(b)
If any sum due from the Borrower under this Agreement has to be converted from the currency in which that sum is payable into another currency for the purpose of obtaining or enforcing an order, judgment or award, the Borrower shall as an independent obligation, within three (3) Business Days of demand, indemnify the Lender against any cost, loss or liability arising as a result of the conversion.

13.3	General indemnities
The Borrower shall, within three (3) Business Days of demand, indemnify the Lender against any cost (including, for the avoidance of doubt, any costs relating to the unwinding of a related swap or similar), loss or liability incurred by the Lender as a result of:

(a)	the occurrence of any Default, or the investigation of any event which they reasonably believe is a Default;

(b)	acting or relying on any notice, request or instruction which they reasonably believe to be genuine, correct and appropriately authorised;

(c)	a failure by the Borrower to pay any amount due under this Agreement on its due date;

(d)
funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a utilisation request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the relevant Lender); or

(e)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

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14.	MITIGATION BY THE LENDER

14.1	Mitigation

(a)
The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, this Agreement or clause 12 (Increased Costs).

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under this Agreement.

14.2	Limitation of liability

(a)	The Borrower shall indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under clause 14.1 (Mitigation).

(b)	The Lender is not obliged to take any steps under clause 14.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

15.	COSTS AND EXPENSES

15.1	Enforcement costs
The Borrower shall, within three (3) Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, this Agreement.

15.2	Amendment costs
If (a) the Borrower requests an amendment, waiver or consent or (b) an amendment is required pursuant to the terms of this Agreement, the Borrower shall, within three (3) Business Days of demand, reimburse the Lender for the amount of all reasonable costs and expenses (including legal fees) properly incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

16.	REPRESENTATIONS
The Borrower makes the representations and warranties set out in this Clause 16 (Representations) to the Lender on the date of this Agreement and, by reference to the facts and circumstances then existing, on the date of the Utilisation Request and, except for 16.7(a) No Event of Default), 16.9 (Corruption), 16.14 No Security) and 16.16 (No Insolvency) on the first day of each Interest Period.

16.1	Status
It is a Swedish corporation (aktiebolag), duly incorporated and validly existing under the laws of Sweden and it has the power to own its assets and carry on its business as it is being conducted.

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16.2	Binding obligations
The obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable obligations.

16.3	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with any law or regulation applicable to it, its articles of association or other constitutional documents or any agreement or instrument binding upon it or any of its assets.

16.4	Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of this Agreement and the transactions contemplated by this Agreement.

16.5	Validity and admissibility in evidence
All Authorisations required (i) to enable it lawfully to enter into, exercise its rights and comply with its obligations in this Agreement and (ii) to make this Agreement admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect.

16.6	Deduction of Tax
It is not required to make any deduction for or on account of Tax from any payment it may make under this Agreement.

16.7	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of a Utilisation.

(b)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which might have a Material Adverse Effect.

16.8	No misleading information
No information has been given or withheld that results in the information given being untrue or misleading in any material respect.

16.9	Corruption
Neither it, and to the best of its knowledge and belief any Group Company nor any person acting on its or their behalf is engaged in any action which may be characterised as Corruption.

16.10	Environment

(a)	No claim (including any order, judgement or administrative proceedings of any governmental authority) against any Group Company is current, pending or to its knowledge

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threatened in connection with (i) a breach or alleged breach of Environmental Laws, (ii) a fire, explosion or other event of any type involving a hazardous emission or substance, or (iii) any other environmental contamination, which, if adversely determined, is reasonably likely to have a Material Adverse Effect.

(b)
There are no conditions or circumstances associated with a Group Company which could be subject to an order, judgement or administrative proceedings of any governmental authority resulting from or involving (i) a breach of Environmental Laws, (ii) a hazardous emission or substance, or (iii) any other environmental contamination, which is reasonably likely to have a Material Adverse Effect.

16.11	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements fairly represent its financial condition and results of operations as at the end of and for the relevant financial year.

(c)	There has been no material adverse change in its business or consolidated financial condition since the date of its latest consolidated financial statements.

16.12	Pari passu ranking
Its payment obligations under this Agreement rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

16.13	No proceedings pending or threatened
No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it.

16.14	No Security
No Security exists over all or any of its assets other than as permitted under Clause 18.3 (Negative pledge).

16.15	Compliance with laws
It has not breached any law or regulation which breach has, or would reasonably be expected to have, a Material Adverse Effect.

16.16	No insolvency

(a)
It is not insolvent or unable to pay its debts (including subordinated and contingent debts), nor will it become so in consequence of entering into this Agreement or performing any transaction contemplated by this Agreement.

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(b)
It has not taken any corporate action nor have any legal proceedings or other procedure or step been taken, started or threatened in relation to anything referred to in Clause 19.7 (Insolvency proceedings).

17.	INFORMATION UNDERTAKINGS
The undertakings in this Clause 17 (Information Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under this Agreement or any Commitment is in force.

17.1	Financial statements
The Borrower shall supply to the Lender:

(a)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years, its audited financial statements for that financial year; and

(b)	as soon as the same become available, but in any event within 60 days after the end of each quarter, its consolidated financial statements (other than those referred to in (a) above).
For the purposes of (a) and (b) above financial statements shall be deemed to have been supplied to the Lender if and when they have been made available on a continuous basis in their entirety on the Borrower’s public website.

17.2	Requirements as to financial statements
The Borrower shall procure that each set of financial statements delivered pursuant to Clause 17.1 (Financial statements) (i) fairly represents its consolidated financial condition and results of operations as at the end of and for the period in relation to which those financial statements were drawn up and (ii) is prepared using GAAP.

17.3	Information: miscellaneous
The Borrower shall supply to the Lender:

(a)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Borrower, and which might, if adversely determined, have a Material Adverse Effect; and

(b)
promptly, such further information regarding the financial condition, business and operations of the Borrower as the Lender may reasonably request, except to the extent that disclosure of the information would breach any law, regulation, stock exchange requirement or duty of confidentiality.

17.4	Notification of default
The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

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18.	GENERAL UNDERTAKINGS
The undertakings in this Clause 18 (General Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under this Agreement or any Commitment is in force.

18.1	Authorisations
The Borrower shall (and shall ensure that each Group Company will) promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Lender of,
any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under this Agreement and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this Agreement.

18.2	Compliance with laws
The Borrower shall (and shall ensure that each Group Company will) comply in all respects with all laws and regulations to which it may be subject.

18.3	Negative pledge

(a)	The Borrower shall not (and shall ensure that no Group Company will) create or permit to subsist any Security over any of its assets, except:

(i)	any netting or set-off arrangement entered into by the Borrower in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances:

(ii)	any Security over or affecting any asset acquired through an acquisition permitted under this Agreement if:

(a)	the Security, was not created in contemplation of that acquisition;

(b)	the principal amount secured has not been increased in contemplation of or since that acquisition; and

(c)	the Security is removed or discharged within six months of the date of that acquisition of such asset;

(iii)	any lien arising by operation of law and in the ordinary course of trading; or

(iv)
any Security (other than any permitted under paragraphs (i) to (iii) above) securing indebtedness the principal amount of which does not in aggregate exceed an amount in SEK (or its equivalent in another currency or currencies) equivalent to SEK 150,000,000.

(b)	The Borrower shall (and shall ensure that each Group Company will) use its best endeavours to repay as quickly as possible all indebtedness that is secured by any

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Security in order for such Security to be released to the Borrower (or the relevant Group Company).

18.4	Disposals
The Borrower shall not (and shall ensure that no Group Company will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset, except:

(a)	if made in the ordinary course of trading of the disposing entity, on arm’s length terms and for fair market value;

(b)	dividends paid in the normal course of business in accordance with the provisions of all applicable laws and regulations;

(c)	in exchange for other assets comparable or superior as to type, value and quality;

(d)	if made between Group Companies only; or

(e)
if not permitted under paragraphs (a) to (d) above, where either (i) the book value of the assets disposed of does not in aggregate exceed an amount in SEK (or its equivalent in another currency or currencies) equivalent to five (5) per cent., in any financial year, of the book value of the gross assets of the Group at the beginning of the relevant financial year, or (ii) the EBITDA generated by the assets disposed of, when aggregated with the EBITDA generated by all other assets disposed of by any member of the Group (other than those listed in paragraphs (a) to (d) above), during the life of the Facilities, does not exceed 5 per cent. of Total EBITDA.

18.5	Merger
The Borrower shall not (and the Borrower shall ensure that no Group Company will) enter into any amalgamation, demerger, merger or corporate reconstruction, other than mergers involving Group Companies only.

18.6	Change of business
The Borrower shall procure that no substantial change is made to the general nature of its business from that carried on at the date of this Agreement.

18.7	Financial Indebtedness
The Borrower shall ensure that none of its Subsidiaries will incur or allow to remain outstanding any Financial Indebtedness, except:

(a)	the senior unsecured notes due 2019 issued by Rottapharm S.p.A. in an amount of EUR 400,000,000;

(b)	arising in the ordinary course of business with suppliers of goods with a maximum duration of 90 days;

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(c)
any Financial Indebtedness of any person acquired by a Group Company which is incurred under arrangements in existence at the date of an acquisition permitted under this Agreement, but only for a period of 60 days from the date of such acquisition;

(d)	Financial Indebtedness between Group Companies; and

(e)	any Financial Indebtedness provided that the aggregate amount of such indebtedness does not exceed SEK 800,000,000.

18.8	Anti-Corruption
The Borrower shall not engage in any action which may be characterised as Corruption.

18.9	Environmental compliance
To the best of its knowledge and belief:

(a)	it and each of its Subsidiaries has not breached any applicable Environmental Laws which breach has, or is reasonably likely to have a Material Adverse Effect;

(b)
it, and each of its Subsidiaries, has not breached any of its Environmental Authorisations necessary, for the ownership and operation of its facilities and businesses as presently owned and operated, which breach has, or is reasonably likely to have a Material Adverse Effect; and

(c)
no Dangerous Materials have been used, disposed of generated, stored, transported, dumped, deposited, buried or emitted by any member of the Group at, on, from or under any premises (whether or not owned, leased, occupied or controlled by any member of the Group) in breach of any Environmental Law applicable to it which in any such case, has, or is reasonably likely to have a Material Adverse Effect.

19.	EVENTS OF DEFAULT
Each of the events or circumstances set out in this Clause 18.9(a) (Events of Default) is an Event of Default (whether or not caused by any reason outside the control of the Borrower), save for Clause 19.9 (Acceleration).

19.1	Non-payment
The Borrower does not pay on the due date any amount payable pursuant to this Agreement at the place and in the currency in which it is expressed to be payable, unless its failure to pay is caused by administrative or technical error and payment is made within three (3) Business Days of its due date.

19.2	Financial Covenants
A breach of any financial covenant stipulated in Schedule 3 (Financial Covenants).

19.3	Other obligations
The Borrower does not comply with any provision of this Agreement (other than those referred to in Clause 19.1 (Non-payment) and Clause 19.2 (Financial Covenants) and such failure to comply

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(if capable of remedy) is not remedied within five (5) Business Days of the Lender giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

19.4	Misrepresentation
Any representation or statement made or deemed to be made by the Borrower in this Agreement or any other document delivered by or on behalf of the Borrower under or in connection with this Agreement is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the facts or circumstances underlying the misrepresentation are capable of remedy and are remedied within twenty (20) Business Days of the earlier of the Lender giving notice to the Borrower or the Borrower becoming aware of the misrepresentation.

19.5	Cross default

(a)
Any Financial Indebtedness of any Group Company is not paid when due nor within any originally applicable grace period and the obligation to pay is not disputed in good faith and with appropriate means.

(b)	Any Financial Indebtedness of any Group Company is validly declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Group Company is cancelled or suspended by a creditor of any Group Company as a result of an event of default (however described).

(d)
Any creditor of any Group Company becomes entitled to declare any Financial Indebtedness of any Group Company due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this Clause 19.5 (Cross Default) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than EUR 10,000,000 (or its equivalent in any other currency or currencies).

In respect of (a) and (b) above, the Borrower shall provide evidence to the Lender of its payment or contesting such claims within fourteen (14) Business Days from the relevant due date.

19.6	Insolvency
Any Group Company is, or is deemed for the purposes of any applicable law to be, insolvent or unable, or admits inability, to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

19.7	Insolvency proceedings
Any action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, bankruptcy, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of

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arrangement or otherwise) of any Group Company (except for the solvent winding-up or dissolution of a Group Company other than the Borrower);

(b)	a composition, compromise assignment or arrangement with any creditor of any Group Company; or

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Group Company or any assets of any Group Company, or any analogous procedure or step is taken in any.

19.8	Material adverse change
Any event or series of events occurs which has or is reasonably likely to have a Material Adverse Effect.

19.9	Acceleration
On and at any time after the occurrence of an Event of Default which is continuing, the Lender may by notice to the Borrower:

(a)	cancel the Commitment whereupon it shall immediately be cancelled;

(b)
declare that all or part of the Loan, together with accrued interest, Break Costs and all other amounts accrued or outstanding under this Agreement be immediately due and payable, whereupon it shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan, together with any Break Costs, be payable on demand, whereupon it shall immediately become payable on demand by the Lender.

20.	CHANGES TO THE PARTIES

20.1	Assignments and transfers by the Lender

(a)
Subject to this Clause 20 the Lender may assign or transfer any of its rights and obligations under any Loan to another person being a bank or financial institution or to a export credit agency, insurance company, trust, fund or other entity which is regularly engaged in or established for the purpose of making, insuring, purchasing or investing in loans, securities or other financial assets (“New Lender”). The consent of the Borrower is required for an assignment or transfer by the Lender, unless the assignment or transfer is to an affiliate of the Lender or if an Event of Default has occurred or is continuing. The consent of the Borrower to an assignment must not be unreasonably delayed or withheld. The Borrower will be deemed to have given its consent five Business days after the Lender has requested it unless consent is expressly refused by the Borrower within that time. Unless a Default is continuing, the transfer must not give rise to increased costs or expenses for the Borrower under the Agreement or otherwise.

(b)
If the Lender assigns or transfers any of its rights and obligations under this Clause 20.1 and the Lender so requires, this Agreement shall be amended and restated under and pursuant to the terms of an amendment and restatement agreement to be entered into by the Parties

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for the purpose of including provisions reflecting the requirements for agency provisions and several Lender.

20.2	Assignments and transfers by the Borrower
The Borrower may not assign or transfer any of its rights or obligations under this Agreement.

21.	PAYMENT MECHANICS

(a)
On each date on which the Borrower is required to make a payment under this Agreement, the Borrower shall make the same available to the Lender for value on the due date and all payments shall be made to such account and with such bank as the Lender specifies.

(b)
If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under this Agreement, the Lender shall apply that payment towards the obligations of the Borrower under this Agreement in any order it deems fit.

(c)	All payments to be made by the Borrower under this Agreement shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(d)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(e)	SEK. is the currency of account and payment for any sum due from the Borrower under this Agreement.

22.	SET-OFF
The Lender may set off any matured obligation due from the Borrower under this Agreement against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. The Lender shall promptly notify the Borrower of such set-off or conversion.

23.	NOTICES

(a)
Any communication or notice made or delivered under or in connection with this Agreement shall be made or delivered in writing in the English language and, unless otherwise stated, may be made by e-mail or letter.

(b)
The address and e-mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication, notice or document to be made or delivered under or in connection with this Agreement is:

(i)    in the case of the Borrower:
Meda AB (publ)
Box 906

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Pipers Väg 2
170 09 Solna
E-mail:    par-ola.wirenlind@meda.sc
Fax:    +46-8-630 1919
Attention:    Pär Ola Wirenlind
(ii)    in the case of the Lender:
AB Svensk Exportkredit
Box 194
101 23 Stockholm
E-mail:    creditadministrationr@sek.se
Attention:    Credit Administration
or any substitute address or e-mail address (or department or officer) as the relevant Party may notify to the other Party by not less than five (5) Business Days’ notice.

(c)	Any communication or document made or delivered by one Party to another under or in connection with this Agreement will only be effective:

(i)
if by way of e-mail, when received in legible form; or if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under this Clause 23 (Notices), if addressed to that department or officer.

24.	DAY COUNT CONVENTION
Any interest accruing under this Agreement will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Stockholm interbank market differs, in accordance with that market practice.

25.	FORCE MAJEURE AND LIMITATION OF LIABILITY

(a)
The Lender shall not be held responsible for any damage arising out of any Swedish or foreign legal enactment, or any measure undertaken by a Swedish or foreign public authority, or war, strike, lockout, boycott, blockade or any other similar circumstance. The reservation in respect of strikes, lockouts, boycotts and blockades applies even if the Lender takes such measures, or is subject to such measures.

(b)
Any damage that may arise in other cases shall not be indemnified by the Lender if it has observed normal care. The Lender shall not in any case be held responsible for any indirect damage, consequential damage or loss of profit.

(c)	Should there be an obstacle as described in paragraph (a) above for the Lender to take any action in compliance with this Agreement, such action may be postponed until the obstacle has been removed.

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26.	CONFIDENTIALITY

(a)
Subject to paragraph (b) below, the Lender agrees to keep all information in respect of the Borrower, the Group Companies, this Agreement and the Facility of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender confidential and not to disclose it to anyone and to ensure that all such confidential information is protected with security measures and a degree of care that would apply to its own confidential information.

(b)	The Lender may disclose to any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a participant):

(i)	a copy of this Agreement; and

(ii)	any information which the Lender has acquired under or in connection with this Agreement.
However, before a participant may receive any confidential information, it must agree with the Lender to keep that information confidential on the terms of paragraph (a) above.

(c)	The obligations of this Clause 26 are continuing and shall remain binding upon the Lender after the termination of this Agreement.

27.	GOVERNING LAW AND JURISDICTION

(a)	This Agreement is governed by Swedish law.

(b)
Subject to section (c) below, the courts of Sweden have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement). The City Court of Stockholm (Stockholms tingsrätt) shall be court of first instance.

(c)
Section (b) above is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings in any other courts with jurisdiction over the Borrower or any of its assets. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1
CONDITIONS PRECEDENT TO UTILISATION
1.    The Borrower

(a)	A copy of the articles of association and the current certificate of registration of the Borrower.

(b)
A copy of a resolution or power of attorney from the board of directors of the Borrower, approving the terms of, and the transactions contemplated by, this Agreement and resolving to enter into this Agreement, and authorising a specified person or persons to, on its behalf, execute this Agreement and sign and/or despatch all documents and notices (including, if relevant, a Utilisation Request) to be signed and/or despatched by it under or in connection with this Agreement.

(c)	Evidence that the Borrower has or will at the latest on the Utilisation Date repay its outstanding indebtedness of SEK 4,266,000,000 to the Lender.
2.    Other documents and evidence
A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by this Agreement or for the validity and enforceability of this Agreement.

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SCHEDULE 2
FORM OF UTILISATION REQUEST
From:    Meda AB (publ)
To:    AB Svensk Exportkredit
Dated: [**]
Dear Sirs
Meda AB (Publ) — SEK 2,000,000,000 Loan Agreement
dated 17 September 2014 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[•] 2014 (or, if that is not a Business Day, the next Business Day)
Currency and amount:	SEK 2,000,000,000
Interest Period:	Three (3) months

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.
Yours faithfully
...............................................................
authorised signatory(-ies) for
Meda AB (publ)

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SCHEDULE 3
FINANCIAL COVENANTS
The Borrower undertakes for so long as any amount is outstanding under this Agreement or any Commitment is in force to comply with the following financial covenants, calculated for the Group and based on the most recently delivered consolidated financial statements for the Borrower.

1.	Financial definitions
In this Schedule:
“Acquired Products” means any acquisition (either directly or indirectly by way of a company acquisition) of (i) branded OTC and prescription pharmaceuticals registered or to be registered with relevant authorities in relevant jurisdictions which the Borrower will be able to sell and market through its established distribution channels, and (ii) products or projects, in relation to OTC and prescription pharmaceuticals currently owned by the Borrower or for which the Borrower has distribution rights, such products or projects not yet registered but currently being developed.
“Acquisition” means the acquisition by the Borrower of all the issued share capital of the Target Company and the Target Group.
“Adjusted EBITDA” means, for a Test Period, EBITDA for that Test Period but adjusted:

(a)
to include the operating profit before interest, tax, depreciation, amortisation and impairment charges of a member of the Group and or any Acquired Product (with a documented sales track record of at least twelve (12) months inclusion) acquired during the Test Period; and

(b)
to exclude the operating profit before interest, tax, depreciation, amortisation and impairment charges attributable to any member of the Group and or any Acquired Product sold during that Test Period.

“Adjusted Senior Net Debt” means Senior Net Debt but adjusted:

(a)	to exclude Pension Liabilities; and

(b)	to include the lower of:

(i)	Pension Liabilities; and

(ii)	Defined Pension Liabilities.
“Adjusted Senior Net Debt to Adjusted EBITDA Ratio” means the ratio of Adjusted Senior Net Debt to Adjusted EBITDA.
“Adjusted Senior Net Debt to Equity Ratio” means the ratio of Adjusted Senior Net Debt to Equity.
“Balance Sheet” means, at any time, the balance sheet forming part of the latest consolidated accounts of the Group (whether audited or unaudited) delivered (or required to be delivered) to the Lender under Clause 17.1 (Financial statements).

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“Cash and Cash Equivalents” means cash and cash equivalents as shown in the consolidated Balance Sheet.
“Completion Date” means the date on which the Acquisition is completed.
“Defined Pension Liabilities” means the amount of Pension Liabilities which (a) in the case of the Group (as of 30 June 2014), is outstanding on 30 June 2014 and (b) in the case of the Target Group, is outstanding on the Completion Date, both as calculated by the Borrower.
“EBITDA” means, for a Test Period, earnings before interest and other financial items, Taxes, depreciation and amortisation of goodwill, as shown in the Income Statement, and excluding costs incurred to third party advisors up to an aggregate amount not exceeding SEK 200,000,000 in relation to the Acquisition and the financing thereof and acquisition related restructuring costs directly related to any future acquisition of a company, products or business.
“EBITDA Interest Cover Ratio” means EBITDA as a ratio to Total Interest Expenses.
“Equity” means the sum of total equity and Minority Interests as shown in the Balance Sheet.
“Income Statement” means, at any time, the income statement forming part of the latest consolidated financial statements of the Group (whether audited or unaudited) delivered (or required to be delivered) to the Lender under Clause 17.1(Financial statements).
“Minority Interests” means the minority interests as shown in the Balance Sheet.
“Pension Liabilities” means any pension liabilities or other post-employment benefit obligations of the Group (net of any assets allocated in respect of such pension liabilities) treated as such in accordance with GAAP.
“Senior Net Debt” means Total Interest Bearing Debt less Cash and Cash Equivalents and Subordinated Debt.
“Subordinated Debt” means any interest bearing liabilities of the Borrower:

(a)	having no repayments until after the Termination Date;

(b)	being subordinated in right of payment to the Lender in the event of bankruptcy or liquidation; and

(c)	with default provisions limited to the insolvency and bankruptcy of the Borrower.
“Target Company” means Rottapharm S.p.A. a company incorporated under the laws of Italy.
“Target Group” means the Target Company and its Subsidiaries.
“Test Period” means the preceding period of 12 months ending on a quarter date each year as appropriate beginning with the 12 month period ending 31 December 2014.
“Total Interest Bearing Debt” means at any time the consolidated amount of the interest bearing liabilities, including financial leases and Pension Liabilities, as shown in the Balance Sheet.

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“Total Interest Expenses” means all interest expenses incurred by the Group including interest expenses, commitment fees, agency fees, repayment and prepayment premiums incurred in repaying or prepaying Financial Indebtedness and interest elements of financial leases, as shown under the heading “Interest Expenses” in the Income Statement in accordance with GAAP.
2.    Adjusted Senior Net Debt to Adjusted EBITDA

(a)
The Borrower shall ensure that the Adjusted Senior Net Debt to Adjusted .EBITDA Ratio for each Test Period referred to in Column A below, shall not exceed the ratio set out in Column B below opposite that period:

Column A Test Period ending	Column B Ratio:
31 December 2014	5.50:1,00
31 March 2015	5.50:1.00
30 June 2015	5.50:1.00
30 September 2015	5.50:1.00
31 December 2015	5.50:1.00
31 March 2016	5.00:1.00
30 June 2016	5.00:1.00
30 September 2016	5.00:1.00
31 December 2016	5.00:1.00
31 March 2017	4.50:1.00
30 June 2017	4.50:1.00
30 September 2017	4.50:1.00
31 December 2017 and the last date of each subsequent calendar quarter date for as long as any Loan is outstanding	4.50:1.00

(b)
The Adjusted Senior Net Debt to Adjusted EBITDA Ratio shall be calculated on a pro forma basis. Furthermore, if adjustments to EBITDA are made from any Acquired Product, the calculation of EBITDA shall at the request of Lender be verified in a certificate from the auditors of the Borrower.

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3.	Adjusted Senior Net Debt to Equity
The Borrower shall ensure that the Adjusted Senior Net Debt to Equity Ratio for each Test Period shall not exceed 1.50:1.00.

4.	EBITDA Interest Cover Ratio
The Borrower shall ensure that the EBITDA Interest Cover Ratio for each Test Period equals or exceeds 3.00:1.00.

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SCHEDULE 4
FORM OF COMPLIANCE CERTIFICATE
To:    AB Svensk Exportkredit (publ), as Lender
From:    Meda AB (publ), as Borrower
Dated:    [date]
Meda AB (PUBL) — SEK 2,000,000,000 Loan Agreement dated 17 September 2014
(the “Agreement”)

1.	We refer to the Agreement. This is a compliance certificate. Terms defined in the Agreement have the same meaning when used in this compliance certificate.

2.	This compliance certificate relates to:
Test Period:    [PERIOD]

3.	The calculations are based on the following figures:
Adjusted Senior Net Debt :
Adjusted EBITDA :
Equity:
Total Interest Expenses :

4.	We confirm that:
The Adjusted Senior Net Debt to Equity Ratio did not during the Test Period exceed 1.50:1.00
Adjusted Senior Net Debt to Adjusted EBITDA Ratio did not during the Test Period exceed [•]
The EBITDA Interest Cover Ratio for the Test Period equals or exceeds 3.00:1.00

5.	We confirm that no Default is continuing. [If this statement cannot be made, the certificate should identify any Default that is continuing and the steps taken to remedy it.]

6.
We hereby certify that the attached financial statements give a true and fair view of (if audited) or fairly represent (if unaudited) the financial condition of the Borrower as at the date as at which those financial statements were drawn up.

MEDA AB (PUBL)

Name:	Name:

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SIGNATORIES

The Borrower

MEDA AB (PUBL)

Name:	Name:

The Lender

AB SVENSK EXPORTKREDIT (PUBL)

Name:	Name:

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